Exhibit 10.2

EXECUTION VERSION

CONSULTING SERVICES AGREEMENT

THIS CONSULTING AGREEMENT (the “Consulting Agreement”) is effective as of September 28, 2023, by and between The RealReal, Inc., a corporation organized under the laws of the State of Delaware (together with its successors and assigns, the “Company”), and Robert Julian, (“Consultant”) (Consultant and the Company collectively, the “Parties”).

WHEREAS, Consultant currently serves as the Chief Financial Officer of the Company and will terminate employment with the Company effective January 31, 2024 (the “Date of Termination”) pursuant to and in accordance with the terms of that certain Transition and Separation Agreement by and between Consultant and the Company dated September 28, 2023 (the “Transition Agreement”);

WHEREAS, the Company desires to engage Consultant for consulting services to the Company effective February 1, 2024 (the “Consulting Effective Date”), and Consultant agrees to provide such consulting services in accordance with the terms and conditions of this Consulting Agreement.

NOW THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, the engagement of Consultant and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Consulting Services.

a.

The Company hereby engages Consultant, and Consultant accepts the engagement as an independent contractor, and agrees Consultant will perform such services on an as needed basis as directed by the Company’s Chief Executive Officer (the “Consulting Services”).

b.

The Parties acknowledge and agree that the Consulting Services provided hereunder are on an exclusive basis and that Consultant may not take on other employment during the pendency of providing the consulting services; provided that the foregoing shall not prevent Consultant from (i) serving on the boards of directors of non-profit organizations, (ii) serving on the board of directors of (A) Shoals Technologies Group and (B) any other for-profit organizations with the prior written consent of the Company, which will not be unreasonably withheld, (iii) participating in charitable, civic, educational, professional, community or industry affairs, and (iv) managing Consultant’s personal investments and legal affairs. Should Consultant take on any other employment or consulting services in violation of the foregoing, Consultant is in breach of this Consulting Agreement.

a.	Consultant will not subcontract any of the Consulting Services unless otherwise approved in writing by the Company prior to such subcontract.

2.	Consulting Consideration.

a.	Base Monthly Fee

i.

The Company shall pay Consultant a monthly consulting fee equal to $5,000 (the “Consulting Fee”), which shall be paid in in the first payroll cycle of each month for which Consultant is providing Consulting Services, until the earlier of the Expiration Date or termination of this Consulting Agreement. Any business costs and travel expenses incurred by Consultant related to the Consulting Services must first be approved by the Company in writing.

ii.

Consultant acknowledges that Consultant will receive an IRS Form 1099 from the Company and Consultant will be solely responsible for all federal, state, and local taxes with respect to the payments and benefits provided hereunder.

iii.

The Parties further agree that the monthly Consulting Fee is reasonable and at fair market value. The Parties acknowledge that the Company will be required to publicly disclose this Consultant Agreement or certain terms of this Consulting Agreement including the identity of Consultant, the nature of the Consulting Services performed and any payment or other transfer of value provided to Consultant under this Consulting Agreement.

b.	Equity Treatment

i.

The Company acknowledges that Consultant was a participant in the Company’s 2019 Equity Incentive Plan (the “Equity Plan”) as of the Date of Termination and had received grants of restricted stock units and performance-based restricted stock units (collectively, the “Equity Awards”) under the Equity Plan that are outstanding as of the Date of Termination.

ii.

The Company affirms that, in accordance with the terms of the applicable award agreements for the Equity Awards, the outstanding and unvested Equity Awards will continue to vest while Consultant is providing Consulting Services through the earlier of the Expiration Date or any termination of this Consultant Agreement due to a Material Breach by Consultant or by Consultant voluntarily.

3.	Relationship of Parties.

a.

Consultant shall perform under this Consulting Agreement as an independent contractor and not as an employee of the Company. This Consulting Agreement will not be construed to create any association, partnership, joint venture, employment or agency relationship between Consultant and the Company or the Company for any purpose. As an independent contractor, Consultant’s fees are limited to those set forth in Section 2.a and Consultant shall not participate in any benefit or other plans that the Company maintains for its employees.

b.

Consultant shall have no authority to assume or create any obligation or liability on the Company. Consultant will not be covered by the Company’s workers’ compensation policy and agrees that the Company will have no responsibility to Consultant in the event Consultant experiences any injury or illness in connection with the performance of the Consulting Services.

c.

The Company shall not withhold any taxes in connection with the compensation paid to Consultant and Consultant shall be solely responsible for the payment of taxes on Consultant’s compensation earned under this Consulting Agreement.

d.

Unless otherwise approved by the Company in writing, Consultant is prohibited from entering into a contract with or otherwise utilizing (on behalf of the Company and/or Consultant) any agents, contractors, or other third-parties in order to fulfill the Consulting Services.

4.

Term of Consulting Agreement. Provided that Consultant is employed by the Company on January 31, 2024, this Consulting Agreement shall commence on the Consulting Effective Date and end on June 30, 2024 (the “Expiration Date”) unless terminated earlier pursuant to Section 5 below.

5.	Termination.

a.	Consultant may terminate this Consulting Agreement for any reason by providing the Company with 15 days’ written notice.

b.

Either Party may terminate this Consulting Agreement immediately upon written notice to the other for any breach of a provision of this Consulting Agreement (a “Material Breach”). Termination shall be effective immediately and automatically upon such notice. Consultant shall not be deemed to have breached this Consulting Agreement or the Release Agreement unless the Company has provided Consultant with written notice detailing such breach and provided Consultant with a reasonable opportunity to cure such breach (if curable).

c.

The Consulting Agreement will terminate immediately (i) if Consultant terminates employment with the Company for any reason prior to January 31, 2024 or (ii) upon the death or disability of Consultant. For purposes of this Consulting Agreement, “Disability” shall mean disability or incapacitation of Consultant for a period of one month or longer that renders Consultant unable to perform Consultant’s duties under the Consulting Agreement.

d.	Upon notice of termination, Consultant shall inform the Company of the extent to which performance has been completed and shall immediately take steps to wind down any work in progress.

e.

Upon termination of this Consulting Agreement, any and all obligations it may otherwise have under this Consulting Agreement shall cease immediately except that the Company agrees to pay Consultant the accrued but unpaid fees and approved expenses due at the time of termination. The Company will pay such amount in a lump sum as soon as administratively feasible after the termination of the Consulting Agreement.

f.

Upon termination or expiration of this Consultant Agreement, Consultant will within two weeks: (i) return to the Company all materials and data provided by the Company to Consultant to accomplish the Consulting Services, and (ii) either return, or at Company’s written direction destroy and provide certification of such destruction, all documents and other materials containing any Confidential Information (defined below) and all Deliverables including all complete and incomplete work product and all copies or excerpts thereof.

g.

Any provisions of this Consulting Agreement which by their terms impose continuing obligations on the parties, including but not limited to Sections 3, 6, 7, and 9 shall survive the expiration or termination of this Consulting Agreement.

6.	Confidentiality; Other Restrictive Covenants.

a.

For purposes of this Consulting Agreement, “Confidential Information” shall mean each of the following: (i) any information or material proprietary to the Company; (ii) any information not generally known by non-Company personnel (other than persons subject to confidentiality); (iii) any information which Consultant should know the Company would not care to have revealed to others; (iv) any information which Consultant makes, conceives or develops during Consultant’s provision of Consulting Services hereunder; and (v) any information which the Company obtains from another party and which the Company treats as proprietary. The failure to mark information as confidential shall not affect its status as part of the Confidential Information hereunder.

No information shall be considered to be Confidential Information if such information: (i) has become public knowledge through legal means without fault by either party; (ii) is already public knowledge prior to its disclosure; (iii) is known to Consultant prior to its disclosure and such knowledge is evidenced in writing; or (iv) has been furnished to a third party by the Company without restriction on such third party’s ability to disclose such information.

b.

Consultant shall hold in confidence and shall not, except in the course of performing hereunder, at any time during or after termination of Consultant’s relationship with the Company, (i) directly or indirectly reveal, report, publish, disclose or transfer the Company’s Confidential Information to any person or entity or (ii) use any Confidential Information for any purpose other than for the benefit of the Company.

c.

All Confidential Information shall remain the exclusive property of the Company and nothing contained in this Consulting Agreement shall be construed as granting a license to use such Confidential Information for reasons unrelated to this Consulting Agreement.

d.

The obligations of confidentiality and non-use set forth in this Consulting Agreement shall continue for three (3) years from the termination of this Consulting Agreement, or until such Confidential Information no longer qualifies as confidential, whichever is earlier. Notwithstanding the foregoing, any Confidential Information that qualifies as a “trade secret” under applicable law shall remain subject to obligations of confidentiality for so long as such information retains its status as a trade secret.

e.

Consultant hereby acknowledges and agrees that the restrictive covenants set forth in the Severance and Change in Control Agreement previously entered into between the Company and Consultant currently remain and shall remain in full force and effect in accordance with their terms, and which are supported by consideration received from the Transition Agreement and are reasonable and necessary for the protection of the Company’s trade secrets, confidential business information and other legitimate business interests.

f.

Notwithstanding any other provision of this Consulting Agreement, under the Defend Trade Secrets Act of 2016, Consultant will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

i.

is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purposes of reporting or investigation a suspected violation of law; or

ii.	is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

7.	Ownership of Information.

a.

For purposes of this Consulting Agreement, “Work Product” shall mean all copyrights, patents, trade secrets or other intellectual property rights associated with any ideas, techniques, inventions or works of authorship developed or created by Consultant during the performance of Consulting Services hereunder.

b.	All Confidential Information and Work Product shall belong exclusively and without additional compensation to the Company.

c.

All Work Product shall be considered “work made for hire” for the Company and Consultant irrevocably assigns and transfers to the Company all right, title and interest it may have in such Work Product. Upon request of the Company and at the Company’s reasonable expense, Consultant shall take such further actions, including execution and delivery of instruments of conveyance, necessary to obtain legal protection in any country for such Work Product and for the purpose of vesting title thereto in the Company.

8.	Consultant’s Representations, Warranties and Covenants. Consultant represents, warrants and covenants to the Company as follows:

a.	Consultant will comply with all applicable laws in its performance under this Consulting Agreement.

b.	Consultant has the knowledge, experience and skills to perform the Consulting Services.

c.	Consultant’s performance under this Consulting Agreement will not result in a breach of any contract with, or duty owed to, another party.

d.	Consultant will not use or disclose to the Company any third party’s Confidential Information.

e.

Consultant’s performance hereunder shall not violate, infringe or misappropriate the intellectual property rights of any third party. All documents or materials delivered to the Company shall be original work and will not violate any intellectual property right of any third party.

f.	No conflict of interest exists between Consultant’s other contracts for services or other employment, if any, and Consultant will ensure that no such conflict arises during the Term.

9.

Indemnification. The Company shall indemnify Consultant from each demand, claim, loss, liability or damage, including actual attorney’s fees, incurred in connection with any claim which is made by a third party with respect to the Consulting Services, or any deliverables provided as part of the Consulting Services, other than claims caused by the gross negligence or willful misconduct of Consultant.

10.	Arbitration.

a.

Any Action arising out of this Consulting Agreement or relating to the termination, enforcement, interpretation or validity of this Consulting Agreement, including the determination of the scope or applicability of this Consulting Agreement to arbitrate, will be solely settled by final and binding arbitration to be held at the JAMS office in San Francisco, California and conducted in accordance with the JAMS Employment Arbitration Rules & Procedures (the “Rules”) then in effect at the time of the arbitration (which can be viewed at www.jamsadr.com/rules-employment-arbitration/ and will be provided upon Consultant’s request).

b.

Any arbitration hereunder shall be held before a single experienced employment arbitrator licensed to practice law in California mutually agreed to by the parties, except that if the parties shall fail to agree to such an arbitrator within twenty (20) days from the date on which the claimant’s request for arbitration is delivered to the other party to the arbitration, such arbitration shall be held before an experienced employment arbitrator appointed under the Rules. The Company shall pay the fees of JAMS and the arbitrator, except that, if Consultant initiates a claim subject to arbitration, Consultant shall pay any filing fee up to the amount Consultant would be required to pay if Consultant initiated the claim in the Superior Court of the State of California, and the Company shall pay the difference between that amount and the actual fee charged by JAMS. Each party shall pay its own further costs of the arbitration, including attorneys’ fees and witnesses’ fees.

c.

Discovery may be taken in the arbitration proceedings pursuant to the provisions of California Code of Civil Procedure Section 1283.05, which are incorporated herein by reference and made applicable to any arbitration held pursuant to this Section 6.1.

d.

The award of the arbitrator shall be made within one hundred and eighty (180) days from the date on which the arbitrator is selected and such award shall be in writing. The award of the arbitrator shall be final and binding on the parties, and the parties agree to waive their right to any form of appeal, to the greatest extent allowed by law. If any party prevails on a statutory claim which affords attorneys’ fees and costs, the arbitrator may award reasonable attorneys’ fees and/or costs to the prevailing party. Judgment upon any award of the arbitrator may be entered in any court having jurisdiction or application may be made to such court for the judicial acceptance of the award and for order of enforcement.

e.

Consultant and the Company acknowledge and agree that by agreeing to arbitration, Consultant and the Company will not have the right to have any claim decided by a jury or a court, but will instead have any such claim decided through arbitration. Consultant and the Company hereby waive any constitutional or other rights to bring claims covered hereby other than in their individual capacities. Except as prohibited by law, this waiver includes a waiver of the ability to assert claims as a plaintiff or class member in any purported class or representative proceeding.

11.	Miscellaneous.

a.

No Waiver. No waiver of any right or remedy with respect to any occurrence or event shall be deemed a waiver of such right or remedy with respect to such occurrence or event in the future. No waiver of any obligations under this Consulting Agreement shall be effective unless in writing and signed by the Company and Consultant.

b.	Governing Law. The laws of the State of Utah shall govern all matters arising out of this Consulting Agreement.

c.

Reformation and Severability. If any provision of this Consulting Agreement shall be held to be invalid or unenforceable, such decision shall not affect or invalidate the remainder of this Consulting Agreement. If the invalid or unenforceable provision cannot be reformed, the other provisions of this Consulting Agreement shall be given full effect and the invalid or unenforceable provisions shall be deemed deleted.

d.

Assignment. Consultant may not assign, transfer or delegate this Consulting Agreement or any of its rights, interests or obligations hereunder, to any person, firm, or other entity without the Company’s prior written consent. Any attempt to assign this Consulting Agreement without such consent shall be void. This Consulting Agreement shall inure to the benefit and the burden of, and shall be binding upon, the parties’ respective successors and permitted assigns.

e.

Entire Agreement. This Consulting Agreement embodies the entire agreement between the Company and Consultant relating to the subject matter hereof, provided however that this Consulting Agreement is intended to supplement, and not supersede, any signed written agreements entered into by Consultant during Consultant’s previous employment with the Company regarding the protection of trade secrets and confidential information. No changes, modifications or amendments shall be valid unless agreed upon by the parties in writing.

f.	Counterparts. The parties may execute this Consulting Agreement in multiple counterparts, each of which is deemed an original, and all of which, collectively, constitute only one agreement.

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IN WITNESS WHEREOF, the parties have caused this Consulting Agreement to be executed by their duly authorized representatives.

CONSULTANT

/s/ Robert Julian
By: Robert Julian

Date: September 28, 2023

COMPANY

/s/ Todd A. Suko
By: Todd A. Suko
Its: Chief Legal Officer and Secretary

Date: September 28, 2023